SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2005

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

PriceSmart, Inc. (“PriceSmart”) today announced further developments in its ongoing dispute with the 34% minority shareholder of PriceSmart (Guatemala) S.A, PriceSmart’s Guatemalan subsidiary (“PSMT-GT”).

On March 16, 2005 PriceSmart successfully reversed within a few hours the minority shareholder’s attempt to terminate PSMT-GT’s general manager and expel certain employees from PSMT-GT’s office in Guatemala City.

PriceSmart anticipates that the minority shareholder may nonetheless undertake additional efforts to replace PSMT-GT’s general manager with its own designee. If so, that general manager may then attempt to admit debts purportedly owed by PSMT-GT to the minority shareholder under certain promissory notes, which total approximately $1,800,000. Those notes were recently executed by a principal of the minority shareholder, without the knowledge or authorization of its Board of Directors.

As previously announced, although neither PriceSmart nor PSMT-GT had been given advance notice of civil and related criminal claims brought by the minority shareholder against PSMT-GT nor of its accompanying request for a receivership, the Guatemala courts ordered a limited receivership of PSMT-GT. The court-appointed receiver for PSMT-GT, who is an employee of the minority shareholder, has required PSMT-GT to deposit all daily receipts of cash of approximately US $80,000 per day into a strictly receiver-controlled bank account. Meanwhile, PriceSmart continues to deliver US-sourced merchandise to the Guatemala warehouses for which the receiver is not making payment. The amount now due is approximately US $2.6 million and growing.

PriceSmart vehemently disputes the minority shareholder’s claims, and continues to vigorously oppose all such claims as well as the receivership, and to file civil as well as criminal actions against the minority shareholder and its principal.

The two PriceSmart membership clubs in Guatemala City currently remain open and fully operational with sales unaffected.

This Form 8-K may contain forward-looking statements concerning PriceSmart’s anticipated future revenues and earnings, adequacy of future cash flow and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: PriceSmart had a substantial loss in fiscal 2003, in fiscal 2004 and the first quarter of fiscal 2005 and may continue to incur losses in future periods; PriceSmart is required to comply with financial covenants governing its outstanding indebtedness and is out of compliance with certain covenants, which gives lenders the right to accelerate PriceSmart’s indebtedness; PriceSmart’s financial performance is dependent on international operations; any failure by PriceSmart to manage its widely dispersed operations could adversely affect its business; although PriceSmart has taken steps to significantly improve its internal controls, there may be material weaknesses or significant deficiencies that PriceSmart has not yet identified; PriceSmart is currently defending litigation relating to its financial restatement; PriceSmart faces significant competition; PriceSmart may encounter difficulties in the shipment of and inherent risks in the importation of merchandise to its warehouse clubs; the success of PriceSmart’s business requires effective assistance from local business people; PriceSmart is exposed to weather and other risks associated with international operations; declines in the economies of the countries in which PriceSmart operates its warehouse clubs would harm its business; a few of PriceSmart’s stockholders have control over PriceSmart’s voting stock, which will make it difficult to complete some corporate transactions without their support and may prevent a change in control; the loss of key personnel could harm PriceSmart’s business; PriceSmart is subject to volatility in foreign currency exchange; PriceSmart faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that PriceSmart’s long-lived or intangible assets have been impaired could adversely affect PriceSmart’s future results of operations and financial position; and PriceSmart faces increased costs and compliance risks associated with Section 404 of the Sarbanes-Oxley Act of 2002; as well as the other risks detailed in PriceSmart’s reports filed with the Securities and Exchange Commission, including PriceSmart’s Form 10-Q filed pursuant to the Securities Exchange Act of 1934 on January 14, 2005. PriceSmart assumes no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information set forth herein shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2005	PRICESMART, INC.

	By:	/s/ JOHN M. HEFFNER
John M. Heffner Chief Financial Officer